UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2011

GENESIS BIOPHARMA, INC.
(Name of small business issuer specified in its charter)

Nevada	000-53127	75-3254381
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

11500 Olympic Blvd., Suite 400
Los Angeles, CA 90064
(Address of principal executive offices)

Not Applicable.
 (former name or former address, if changed since last report)

(866) 963-2220
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On October 3, 2011 the Compensation Committee of Genesis Biopharma, Inc. (the “Company”) approved the employment agreements of Anthony J. Cataldo who serves as the Company’s Executive Chairman and Chief Executive Officer and Michael Handelman who serves as a Director as well as the Company’s Chief Financial Officer, Executive Vice President and Secretary (the “Employment Agreements”).

The respective Employment Agreements were executed on October 3, 2011 and are effective as of May 1, 2011 (the “Effective Date”) for a term of five (5) years from the Effective Date. Mr. Cataldo will receive an annual base salary of $300,000 under his agreement and has agreed to accrue $5,000 of his base salary each month until such time as he and the Company mutually agree regarding the payment of same. Mr. Handelman will receive the annual base salary of $120,000 under his agreement and has agreed to accrue $2,500 of his base salary each month until such time as he and the Company mutually agree regarding the payment of same. Both Messrs Cataldo and Handelman will have the right to receive benefits under the Company’s benefit plans, if such plans exist and will have the opportunity to earn performance bonuses as determined by the Company’s Compensation Committee or any bonus plans then in effect. Additionally, under the terms of the Employment Agreements, Messrs Cataldo and Handelman are each entitled to receive 2,500,000 stock options to purchase shares of the Company’s common stock exercisable at $1.25 a share under the Company’s 2010 Equity Compensation Plan (“2010 Plan”) or any successor to the 2010 Plan. The Options will vest in equal monthly installments over a five (5) year period commencing on the Effective Date, will be exercisable pursuant to the limitations of the 2010 Plan or any successor, and shall be exercisable for a maximum of ten (10) years. The Company has also agreed to grant cost free piggyback registration rights for the shares underlying the options.

As of October 14, 2011, the Company’s Board of Directors, based upon the approval and recommendation of the Compensation Committee, approved by unanimous written consent the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) and form of option agreements for grants under the 2011 Plan (the “Option Agreements”).

Employees, directors, consultants and advisors of the Company are eligible to participate in the 2011 Plan. The 2011 Plan was adopted to encourage selected employees, directors, consultants and advisors to improve operations, increase profitability, accept or continue employment or association with the Company through the participation in the growth in value of the common stock of the Company.

The 2011 Plan will be administered by the Board of Directors or the Company’s Compensation Committee and has 18,000,000 shares of common stock reserved for issuance in the form of incentive stock options (available for issuance to employees, and only upon shareholder approval of the 2011 Plan); non-qualified options; common stock; and grant appreciation rights. No person eligible to participate in the 2011 Plan shall be granted options or other awards during a twelve (12) month period that exceeds 5,000,000 shares. No options or stock appreciation rights may be granted after ten (10) years of the adoption of the 2011 Plan by the Board of Directors, nor may any option have a term of more than 10 years from the date of grant. The exercise price of non qualified options and the base value of a stock appreciation right shall not be less than the fair market value of the common stock on the date of grant. The exercise price of an incentive stock option shall not be less than the fair market value of the stock covered by the option at the time of grant and in instances where a grantee possesses more than ten (10%) percent of the combined voting power of all classes of stock of the Company, the exercise price shall not be less than one hundred and ten (110%) percent of the fair market value of the common stock at the time of grant.

With the approval and adoption of the 2011 Plan and form of Option Agreements the Board of Directors approved on October 14, 2011 the issuance under the 2011 Plan of the options under the Employment Agreements to Messrs Cataldo and Handelman with said options having an exercise price of $1.25 and a term expiring May 1, 2021. Additionally, the Board approved the grant under the 2011 Plan to Merrill McPeak, a director of the Company, options to purchase 500,000 shares of common stock with an exercise price of $1.15 per share with said options vesting in equal monthly installments expiring July 20, 2021. The effective grant date of the grants for Messrs Cataldo, Handelman and McPeak will be the effective date of their respective Option Agreements with the Company. The closing trading price of the Company’s common stock on October 14, 2011 was $1.10.

The foregoing descriptions of the Employment Agreements, the 2011 Plan and the form of the Option Agreement are qualified in their entirety by the form of the respective employment agreements attached as Exhibits 10.1 and 10.2 as well as the Company’s 2011 Equity Incentive Plan attached as Exhibit 10.3 and the form of the Option Agreements attached as Exhibits 10.4 and 10.5 to this Current Report on Form 8-K.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS

Exhibit No.	Description

10.1	Form of Employment Agreement dated as of May 1, 2011 between the Company and Anthony J. Cataldo.
10.2	Form of Employment Agreement dated as of May 1, 2011 between the Company and Michael Handelman.
10.3	Genesis Biopharma, Inc. 2011 Equity Incentive Plan.
10.4	Form of ISO Stock Option Agreement for grants under the Genesis Biopharma, Inc. 2011 Equity Incentive Plan.
10.5	Form of NQSO Stock Option Agreement for grants under the Genesis Biopharma, Inc. 2011 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.

By: /s/ Anthony J. Cataldo

Anthony J. Cataldo
Chief Executive Officer

Dated: October 19, 2011